UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 21, 2024 nuveen

Nuveen Global Cities REIT, Inc.

(Exact name of Registrant as Specified in Its Charter)

Maryland	000-56273	82-1419222
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

730 Third Avenue, 3rd Floor New York, NY	10017
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (212) 490-9000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Officer

On March 21, 2024, James E. Sinople notified the board of directors of Nuveen Global Cities REIT, Inc. (the “Company”) of his resignation from his positions as Chief Financial Officer and Treasurer of the Company effective April 12, 2024. Mr. Sinople’s resignation is not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Appointment of Officer

In connection with Mr. Sinople’s resignation, on March 26, 2024, the Company’s board of directors appointed Robert J. Redican as acting Chief Financial Officer and Treasurer of the Company effective April 12, 2024. There is no family relationship between Mr. Redican and any of the Company’s directors or other executive officers, and there are no related party transactions with regard to Mr. Redican that are reportable under Item 404(a) of Regulation S-K. Mr. Redican will not receive any direct compensation from the Company. The Company expects Nuveen Real Estate Global Cities Advisors, LLC to undertake a search for a permanent Chief Financial Officer and Treasurer.

Mr. Redican’s biographical information is set forth below.

Robert J. Redican, age 59, will serve as our Chief Financial Officer and Treasurer beginning April 12, 2024. He also serves as a Managing Director – Head of Fund Finance, Americas at Nuveen Real Estate where he is responsible for the accuracy and timeliness of financial reporting for the U.S. funds and accounts managed by Nuveen Real Estate. Mr. Redican is a member of Nuveen’s U.S. Investment Committee and Operating Committee, as well as TIAA’s Asset Review Committee. Prior to joining Nuveen in 2006, Mr. Redican worked in multiple accounting roles at several insurance companies. Mr. Redican holds a B.S. in Accounting from Fordham University and an M.B.A. in Finance from Fordham University.

In connection with Mr. Redican’s appointment as an executive officer, the Company will enter into an indemnification agreement (the “Indemnification Agreement”) with Mr. Redican (the “Indemnitee”). The Company previously entered into substantially identical indemnification agreements with its other directors and officers. The Indemnification Agreement provides that, subject to certain limitations set forth therein, the Company will indemnify the Indemnitee to the fullest extent permitted by Maryland law and the Company’s charter, for amounts incurred as a result of the Indemnitee’s service in his role as an executive officer of the Company or in other roles as the Company may require from time to time. The Indemnification Agreement further provides that, subject to the limitations set forth therein, the Company will advance all reasonable expenses to the Indemnitee in connection with proceedings covered by the Indemnification Agreement.

Subject to certain limitations set forth therein, the Indemnification Agreement places limitations on the indemnification of the Indemnitee to the extent the Indemnitee is found to have acted in bad faith or with active and deliberate dishonesty and such actions were material to the matter that caused the loss to the Company. The Indemnification Agreement also provides that, except for a proceeding brought by the Indemnitee and certain proceedings involving separate defenses, counterclaims or other conflicts of interest, the Company has the right to defend the Indemnitee in any proceeding which may give rise to indemnification under the Indemnification Agreement.

The description of the Indemnification Agreement in this Current Report on Form 8-K is a summary and is qualified in its entirety by the full terms of the Indemnification Agreement. The Company has filed a Form of Indemnification Agreement with its initial Registration Statement on Form S-11, Commission File No. 333-222231, filed December 21, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nuveen Global Cities REIT, Inc.

Date: March 27, 2024	By:	/s/ William M. Miller
William M. Miller
Secretary